Exhibit 99.1

For Immediate Release

Nara Bancorp Names Min Kim Chief Executive Officer

LOS ANGELES—November 27, 2006— Nara Bancorp, Inc. (Nasdaq: NARA) today announced the appointment of Min Kim to the position of President and Chief Executive Officer. Ms. Kim, 47, has served as Acting President of Nara Bancorp since March 2006 as part of the Interim Office of the President created to manage the Bank during the search for a permanent President and CEO. Ms. Kim has served as Chief Operating Officer since 2003.

“Following a thorough evaluation of both internal and external candidates, the Board of Directors determined that the Company’s interest would be best served with Min Kim as President and CEO,” said Chong-Moon Lee, Chairman of Nara Bancorp. “Min has been an extremely valuable member of Nara’s management team since 1995 and has been instrumental in driving the growth and profitability of our franchise. Min has proven to be one of the most respected bankers working in the Korean-American community with an impressive understanding of our target markets and customers, and her exceptional relationships have helped attract talented employees to the Bank.”

“We have been particularly impressed with the Bank’s performance this year under her leadership as Acting President and the teamwork of the Office of the President. During a challenging period, she has kept the Bank focused on providing outstanding customer service, continuing to attract new lending and deposit relationships, and generating profitable growth. Along with continued strong support from Alvin Kang, the Bank’s CFO, and Bonita Lee, the Bank’s Chief Credit Officer, we believe that elevating Min to the CEO position will facilitate continuity in our operations and strategic direction, and position the Company to further enhance shareholder value,” said Ki Suh Park, Chairman of Nara Bank and lead director for the CEO search.

Ms. Kim joined Nara Bancorp in 1995 as Senior Vice President and Chief Credit Officer, and became Executive Vice President and Chief Operating Officer in November 2003. As COO, Ms. Kim has been responsible for the Bank’s sales, marketing and customer service operations. Her business development and marketing prowess has been integral to Nara’s compound annual asset growth rate of 26% and return on equity of 23% over the last five years.

“I am very proud to serve as CEO of Nara Bancorp,” said Ms. Kim. “For more than a decade, it has been my privilege to work with many talented Nara bankers to help build one of the premier banks serving the Korean-American market, and I am honored to lead the Company going forward. The teamwork we have created in the Office of the President and among our executive leadership positions us strongly for the future. We intend to continue employing the strategies that have served the Bank well: effectively managing our balance sheet to produce continued growth in net interest income; aggressively pursuing market penetration; improving our operating efficiency and customer service; and capitalizing on niche areas of expertise, such as our SBA lending business. We will maintain a high priority focus on demonstrating compliance with all aspects of our Memorandum of Understanding (MOU), thereby enabling our regulators to sustain the confidence in us that is necessary for removing the MOU, and in turn provide us with greater strategic flexibility. Finally, we have reshaped the management team and added a number of talented, experienced bankers over the past year. I believe we have an excellent team in place that can deliver strong financial performance and enhanced shareholder value in the coming years.”

Ms. Kim has close to 25 years of experience working for financial institutions serving the Korean-American community. Prior to joining Nara Bancorp, Ms. Kim worked for Hanmi Bank for almost 10 years in a variety of capacities including Vice President, Lending Officer and Branch Manager. Ms. Kim has a Bachelor of Science degree in Business Administration from the University of Southern California.

The appointment of Ms. Kim to the position of President and CEO has been approved by both the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions. The duties that Ms. Kim fulfilled as COO will continue to be performed by the Office of the President.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 8 loan production offices in the United States, and approximately $2.0 billion in assets. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol “NARA.”

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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Contact:

Tony Rossi

Financial Relations Board

310-854-8317

trossi@financialrelationsboard.com

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